Exhibit 5.1

GIBSON, DUNN & CRUTCHER LLP

LAWYERS

A REGISTERED LIMITED LIABILITY PARTNERSHIP

INCLUDING PROFESSIONAL CORPORATIONS

200 Park Avenue, New York, New York 10166-0193

(212) 351-4000

www.gibsondunn.com

March 15, 2006

Direct Dail	Client Matter No.
(212) 351-4000	C 04459-00003

Fax No.

(212) 351-4035

Alliant Techsystems Inc.
5050 Lincoln Drive
Edina, Minnesota 55436

Re:                               Alliant Techsystems, Inc. Prospectus Supplement to Registration
Statement on Form S-3 (No. 333-132178)

Ladies and Gentlemen :

We have acted as counsel to Alliant Techsystems Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company of the Registration Statement on Form S-3 (File No. 333-132178) with the Securities and Exchange Commission (the “Commission”) on March 2, 2006, pursuant to the Securities Act of 1933, as amended (the “Securities Act”), and the Prospectus Supplement dated March 6, 2006, and filed with the Commission on March 7, 2006 pursuant to Rule 424(b) of the Securities Act relating to the offering and sale by the Company of $400,000,000 aggregate principal amount of its 6¾% Senior Subordinated Notes due 2016 (the “Notes”) and the guarantees of the Notes (each, a “Subsidiary Guarantee”) by certain subsidiaries (the “Subsidiary Guarantors”) of the Company.

We have examined the originals, or photostatic or certified copies, of such records of the Company and certificates of officers of the Company and of public officials and such other documents as we have deemed relevant and necessary as the basis for the opinions set forth below. In our examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies.

Based upon the foregoing examination and in reliance thereon, and subject to the assumptions stated and in reliance on statements of fact contained in the documents that we have examined, we are of the opinion that:

GIBSON, DUNN & CRUTCHER LLP

Alliant Techsystems Inc.

March 15, 2006

1.               The Notes constitute legal, valid and binding obligations of the Company.

2.               The Subsidiary Guarantees constitute legal, valid and binding obligations of each of the Subsidiary Guarantors.

The opinions set forth in the paragraphs above are each subject to (i) the effect of any bankruptcy, insolvency, reorganization, moratorium, arrangement or similar laws affecting the rights and remedies of creditors’ generally, including the effect of statutory or other laws regarding fraudulent transfers or preferential transfers, and (ii) general principles of equity, including concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies regardless of whether enforceability is considered in a proceeding in equity or at law. We express no opinion regarding the effectiveness of (i) any waiver of stay, extension or usury laws or of unknown future rights; or (ii) provisions relating to indemnification, exculpation or contribution, to the extent such provisions may be held unenforceable as contrary to federal or state securities laws.

We are not admitted or qualified to practice law in the States of Minnesota or Tennessee. Therefore, in rendering the opinions expressed herein, we have assumed without independent investigation the accuracy of (i) the opinion of Keith D. Ross, Vice President and General Counsel of the Company, a copy of which has been filed as Exhibit 5.2 to the Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on the date hereof (the “8-K”), with respect to matters governed by the laws of the State of Minnesota, and (ii) the opinion of Bass, Berry & Sims PLC, a copy of which has been filed as Exhibit 5.3 to the 8-K, with respect to matters governed by the laws of the State of Tennessee.

We render no opinion herein as to matters involving the laws of any jurisdiction other than the State of New York, the State of California and the United States of America and the Delaware General Corporation Law and the Delaware Limited Liability Company Act. We are not admitted in practice in the State of Delaware; however, we are generally familiar with the Delaware General Corporation Law and the Delaware Limited Liability Company Act, each as currently in effect, and have made such inquiries as we consider necessary to render the opinions contained herein. This opinion is limited to the effect of the present state of the laws of the State of New York, the United States of America and, to the limited extent set forth above, the State of Delaware and the facts as they presently exist. We assume no obligation to revise or supplement this opinion in the event of future changes in such laws. We express no opinion regarding the Securities Act of 1933, as amended, or any other federal or state securities laws or regulations.

We consent to the filing of this opinion as Exhibit 5.1 to the 8-K, and we further consent to the use of our name under the caption “Legal Matters” in the Prospectus Supplement. In giving these consents, we do not thereby admit that we are within the category of persons whose

GIBSON, DUNN & CRUTCHER LLP

Alliant Techsystems Inc.

March 15, 2006

consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.

Very truly yours,

GIBSON, DUNN & CRUTCHER LLP